EXHIBIT 3.1
HUNTINGTON BANCSHARES INCORPORATED
ARTICLES SUPPLEMENTARY
     Huntington Bancshares Incorporated, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation that:
     FIRST: Under a power contained in Article FIFTH of the charter of the Corporation (the “Charter”), the Board of Directors, by duly adopted resolutions, reclassified and designated 1,000,000 authorized but unissued shares of Series A Junior Participating Preferred Stock (the “Series A Junior Shares”), as shares of Serial Preferred Stock, par value $.01 per share, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth in the Charter.
     SECOND: The Series A Junior Shares have been reclassified and designated by the Board of Directors under the authority contained in the Charter.
     THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
     FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
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     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 16th day of April, 2008.

ATTEST:		HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Richard A. Cheap	By:	/s/ Thomas E. Hoaglin	(SEAL)

Name:	Richard A. Cheap	Name:	Thomas E. Hoaglin
Title:	Secretary	Title:	President

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